                                                                      EXHIBIT 12

                             SONOCO PRODUCTS COMPANY

                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                     Nine Months
                                                        Ended                        Years Ended December 31,
                                                      ---------------------------------------------------------------------------
                                                      Sept. 26,
                                                        1999          1998          1997         1996         1995         1994
                                                      --------      --------      --------     --------     --------     --------
EARNINGS
     Pretax income - as reported                       210,525       339,598        63,719      280,075      270,790      210,930

     Less: (Gain) or Loss on assets held for sale       (3,500)     (100,354)      226,358         --           --           --
                                                      --------      --------      --------     --------     --------     --------

     Pretax income - adjusted                          207,025       239,244       290,077      280,075      270,790      210,930

     Add:  Fixed charges                                46,385        68,380        69,484       69,223       54,537       45,494
           Amortization of capitalized interest            422           634           498          378          378          378
                                                      --------      --------      --------     --------     --------     --------

Total Earnings                                         253,832       308,258       360,059      349,676      325,705      256,802
                                                      ========      ========      ========     ========     ========     ========


FIXED CHARGES
     Interest expense                                   37,230        54,779        57,194       55,481       44,004       35,861
     Capitalized interest                                 --           1,353          --          1,200         --           --
     Amortization of bond discounts                        155           248           290          209          200          300
     Portion of rents representative of the
        interest factor                                  9,000        12,000        12,000       12,333       10,333        9,333
                                                      --------      --------      --------     --------     --------     --------

Total Fixed Charges                                     46,385        68,380        69,484       69,223       54,537       45,494
                                                      ========      ========      ========     ========     ========     ========


RATIO OF EARNINGS TO FIXED CHARGES                        5.47          4.51*         5.18         5.05         5.97         5.64
                                                      ========      ========      ========     ========     ========     ========


* Pretax income includes $41,336 of one-time charges. Excluding these charges the ratio would be 5.09.